EXHIBIT 4.1

Silver Standard Resources Inc.

Stock Option Plan

April 26, 2011,

Approved by the
Shareholders on May 11, 2011.

- i -

7.1	Withholding Taxes	14
7.2	Agreement	15
7.3	Prior Plan	15

- ii -

STOCK OPTION PLAN

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set out below:

(a)
“Administrator” means the Corporate Secretary of the Company or such other director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time;

(b)	“Award Date” means the date on which the Board awards a particular Option;

(c)
“Blackout Period” means, in respect of an Option Holder, a period during which such Option Holder is prohibited from trading in securities of the Company pursuant to applicable Securities Laws or any existing policy of the Company;

(d)	“Board” means the board of directors of the Company or any committee thereof to which the board of directors of the Company has delegated the power to administer and grant options under the Plan;

(e)	“Cause” means:

(i)	“Cause” as such term is defined in the written employment agreement, if any, between the Company and the Employee; or

(ii)
in the event there is no written employment agreement between the Company and the Employee or “Cause” in not defined in the written employment agreement between the Company and the Employee, the usual meaning of just cause under the common law or the laws of British Columbia;

(f)	“Change of Control” means the occurrence of any one or more of the following events:

(i)
the acquisition of ownership, directly or indirectly, beneficially or of record, or control (including, without limitation, the right to vote or direct the voting), by any person or combination of persons acting jointly or in concert with each other, of Voting Securities which, when added to the Voting Securities owned, directly or indirectly, beneficially or of record, or controlled, by such person or combination of persons acting jointly or in combination with each other, would represent more than 50% of the aggregate ordinary voting rights represented by the issued and outstanding Voting Securities;

(ii)
the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its Subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Company and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly owned subsidiary of the Company in the course of a reorganization of the assets of the Company and its Subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv)
as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Company for election to the Board shall not constitute a majority of the Board; or

(v)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

(g)	“Company” means Silver Standard Resources Inc.;

(h)
“Director” means any individual holding the office of director of the Company or any of its Subsidiaries to whom stock options can be granted in reliance on a prospectus exemption under applicable Securities Laws;

(i)	“Employee” means an individual who:

(i)	is considered an employee under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)
works full-time for the Company or any of its Subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)
works for the Company or any of its Subsidiaries on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;

(j)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “B” hereto, as it may be amended from time to time, duly executed by the Option Holder;

(k)
“Exercise Period” means the period during which a particular Option may be exercised and, subject to the provisions of the Plan, is the period from and including the Award Date through to and including the Expiry Date;

(l)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with paragraph 3.5;

(m)	“Expiry Date” means the date determined in accordance with paragraphs 3.3 and 3.4 and after which a particular Option cannot be exercised;

(n)	“Insider” has the meaning given to it in the Securities Act (British Columbia);

(o)
“Market Price” means, as of any date, the volume weighted average trading price of the Shares on the TSX or on another stock exchange on which the majority of the trading volume of the Shares occurs, calculated by dividing the total value by the total volume of Shares traded, for the five trading days immediately preceding such date, subject to any conditions or restrictions imposed by the TSX;

(p)	“Non-Employee Director” means any Director who is not an Employee or officer of the Company;

(q)
“Option” means an option to acquire Shares, or, in the circumstances contemplated by paragraph 4.5, to receive payment of an amount of money from the Company, awarded to a Director, Employee or Service Provider pursuant to the Plan;

(r)	“Option Certificate” means the certificate, in the form set out as Schedule “A” hereto, as it may be amended from time to time, evidencing an Option;

(s)
“Option Holder” means a Director, Employee or Service Provider or former Director, Employee or Service Provider, who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person;

(t)	“Personal Representative” means:

(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder;

(u)	“Plan” means this stock option plan;

(v)	“Prior Plan” means the Company’s Stock Option Plan dated April 14, 2008, approved by the Company’s shareholders on May 14, 2008, as amended by the Board on August 5, 2010;

(w)
“Regulatory Authorities” means all stock exchanges and other organized trading facilities on which the Company’s Shares are listed and all securities commissions or similar securities regulatory authorities having jurisdiction over the Company;

(x)
“Securities Laws” means securities legislation, securities regulations and securities rules, as amended, and the policies, notices, instruments and orders in relation thereto in force from time to time that are applicable to the Company;

(y)	“Security Based Compensation Arrangements” has the meaning ascribed to it by the TSX Company Manual;

(z)
“Service Provider”, as set out in section 613 of the TSX Company Manual, means a person or company engaged by us to provide services for an initial, renewable or extended period of twelve months or more;

(aa)	“Shares” means the common shares without par value of the Company;

(bb)	“Subsidiary” means any corporation which is a subsidiary of the Company for the purposes of the Business Corporations Act (British Columbia);

(cc)	“Termination Date” means:

(i)
in the case of the resignation of the Option Holder as an Employee of the Company, the date that the Option Holder provides notice of his or her resignation as an Employee of the Company to the Company; or

(ii)
in the case of any other termination of the Option Holder’s employment with the Company by the Company for any reason other than death, the date that the Company provides notice of termination of the Option Holder’s employment to the Option Holder; or

(iii)
in the case of the termination of the written contract of the Option Holder to provide services to the Company, the date that one of the parties to the written contract provides notice of termination of the written contract to the other party;

(dd)	“TSX” means the Toronto Stock Exchange; and

(ee)
“Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any securities, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

1.2	Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed in accordance with, the laws of the Province of British Columbia.

1.3	Headings and References

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.  References to numbered paragraphs are to such numbered paragraphs of the Plan.  References to “herein”, “hereunder” and “hereof” and similar terms are references to the Plan as a whole.

1.4	Singular and Plural

Unless the context requires otherwise, words in the singular include the plural and words in the plural include the singular.

ARTICLE 2
PURPOSE AND PARTICIPATION

2.1	Purpose

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Service Providers, to reward such of those Directors, Employees and Service Providers as may be awarded Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Company and to enable and encourage such Directors, Employees and Service Providers to acquire Shares as long term investments.

2.2	Participation

The Board shall, from time to time and in its sole discretion, determine those Directors, Employees and Service Providers, if any, to whom Options are to be awarded.  The Board may only grant options to an Employee or Service Provider if such Employee or Service Provider is a bona fide Employee or Service Provider of the Company or any of its Subsidiaries.  The Board may, in its sole discretion, grant the majority of the Options granted on any particular occasion to Insiders.  However, in no case will:

(a)	Options to acquire more than 5% of the issued and outstanding Shares be granted to any one individual in any one year period;

(b)	the maximum number of Shares issuable to Insiders pursuant to the Plan, together with the maximum number of Shares issuable to Insiders pursuant to all other Security Based Compensation Arrangements, at any time exceed 8.5% of issued and outstanding Shares;

(c)
the maximum number of Shares issued to Insiders pursuant to the Plan, together with the maximum number of Shares issued to Insiders pursuant to all other Security Based Compensation Arrangements, within a one year period, exceed 8.5% of the issued and outstanding Shares; or

(d)
the maximum number of Shares issuable to all Non-Employee Directors pursuant to the Plan, together with the maximum number of Shares issuable to Non-Employee Directors pursuant to all other Security Based Compensation Arrangements, at any time exceed 1% of the issued and outstanding Shares.

2.3	Notification of Award

Following the approval by the Board of the awarding of an Option, the Administrator shall notify the Option Holder in writing of the award and shall enclose with such notice the Option Certificate representing the Option so awarded.

2.4	Copy of Plan

Each Option Holder, concurrently with the notice of the award of the Option, shall be provided with a copy of the Plan.  A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

2.5	Limitation

The Plan does not give any Option Holder that is a Director the right to serve or continue to serve as a Director of the Company, does not give any Option Holder that is an Employee the right to be or to continue to be employed by the Company and does not give any Option Holder that is a Service Provider the right to be or to continue to be retained as a Service Provider by the Company.  An Option Holder shall not have any rights as a shareholder of the Company with respect to any Shares issuable upon the exercise of any Option until such Option has been duly exercised in accordance with the terms and conditions of the Plan and such Shares have been issued to such Option Holder.

ARTICLE 3
TERMS AND CONDITIONS OF OPTIONS

3.1	Issuance of Shares

The Shares to be issued to Option Holders upon the exercise of Options shall be authorized and unissued Shares the issuance of which shall have been authorized by the Board.

3.2	Number of Shares

Subject to adjustment as provided for in paragraph 3.8, the number of Shares which will be available for issuance pursuant to Options granted under the Plan, and under the Prior Plan, at any time will not exceed 8.5% of the issued and outstanding Shares at such time.  If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of which the Option expired or terminated shall again be available for the purposes of the Plan.

3.3	Term of Option

Subject to paragraph 3.4, the Expiry Date of an Option shall be the date so fixed by the Board at the time the particular Option is awarded, provided that such date shall be no later than the tenth anniversary of the Award Date of such Option.

3.4	Termination of Option

Subject to such other terms or conditions as may be attached to Options granted hereunder, an Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period.  Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of 4:30 p.m. local time in Vancouver, British Columbia on the Expiry Date. The Expiry Date of an Option shall be the earlier of the date so fixed by the Board at the time the Option is awarded (or amended) and the date established, if applicable, in subparagraphs (a) to (c) below:

(a)	Death of Option Holder

In the event that the Option Holder should die while he or she is still a Director (if he or she holds his or her Option as a Director), an Employee (if he or she holds his or her Option as an Employee), or a Service Provider (if he or she holds his or her Option as a Service Provider), the Expiry Date shall be the first anniversary of the Option Holder’s date of death.

(b)	Ceasing to hold Office

In the event that the Option Holder holds his or her Option as a Director of the Company and such Option Holder ceases to be a Director of the Company other than by reason of death, the Expiry Date of the Option shall be, unless otherwise provided in the Option Certificate or otherwise determined by the Board, the date the Option Holder ceases to be a Director of the Company.

(c)	Ceasing to be an Employee or Service Provider

In the event that the Option Holder holds his or her Option as an Employee or Service Provider of the Company and such Option Holder ceases to be an Employee or Service Provider of the Company other than by reason of death, unless otherwise provided in the Option Certificate or otherwise determined by the Board, the Expiry Date of the Option shall be:

(i)	the Termination Date, if the Option Holder ceases to be an Employee of the Company as a result of termination for Cause or as a result of an order made by any Regulatory Authority having jurisdiction to so order; or

(ii)
on the resignation of an Employee or on termination other than for Cause, 30 days after the date set out in the termination notice delivered by the Company to the Employee or the resignation notice delivered by the Employee to the Company, as the case may be, as the last day the Employee will be an Employee of the Company; and

(iii)	in respect of a Service Provider, the earlier of the Termination Date, if any, and the date of expiration of the agreement for services between the Service Provider and the Company;

Notwithstanding anything contained herein, in no case will an Option be exercisable later than the Expiry Date of such Option fixed by the Board at the time the Option is awarded to the Option Holder; provided, however, that if the term of an Option expires during a Blackout Period or within 10 business days after the date on which the Blackout Period ends, then the term of such Option shall be extended to the date which is 10 business days after such date on which the Blackout Period ends.

3.5	Exercise Price

The price at which an Option Holder may purchase a Share upon the exercise of an Option shall be as set out in the Option Certificate issued in respect of such Option and in any event shall not be less than the Market Price of the Shares as of the Award Date.

Notwithstanding anything else contained herein, in no case will the Exercise Price be less than the minimum prescribed by the TSX or any other applicable stock exchange as of the relevant Award Date.

3.6	Additional Terms

Subject to all applicable Securities Laws, the Board may attach other terms and conditions to the grant of a particular Option, such terms and conditions to be referred to in a schedule attached to the Option Certificate.  These terms and conditions may include, but are not necessarily limited to, the following:

(a)	providing that an Option expires on a date other than as provided for herein;

(b)
providing that a portion or portions of an Option vest after certain periods of time or upon the occurrence of certain events, or expire after certain periods of time or upon the occurrence of certain events;

(c)	providing that an Option be exercisable immediately, in full, notwithstanding that it has vesting provisions, upon the occurrence of certain events; and

(d)	providing that an Option issued to, held by or exercised by an Option Holder who is a citizen or resident of the United States of America, and otherwise meets the statutory requirements, be treated as an “Incentive Stock Option” as that term is defined for purposes of the United States of America Internal Revenue Code of 1986, as amended.

3.7	Assignment of Options

Options may not be assigned or transferred; provided, however, that the Personal Representative of an Option Holder may, to the extent permitted by paragraph 4.1, exercise the Option within the Exercise Period.

3.8	Adjustments

If, prior to the complete exercise of an Option, the Shares are consolidated, subdivided, converted, exchanged or reclassified or in any way substituted for (collectively the “Event”), an Option, to the extent that it has not been exercised, shall be adjusted by the Board in accordance with such Event in the manner the Board deems appropriate.  No fractional shares shall be issued upon the exercise of an Option and, accordingly, if as a result of the Event, an Option Holder would become entitled to a fractional share, such Option Holder shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

3.9	Vesting

Options granted to Directors, Employees and Service Providers will vest as and when determined by the Board as evidenced by a schedule to the relevant Option Certificate; provided, however, that if no such determination has been made in respect of an Option as evidenced by such a schedule, such Option will vest fully at the time it is granted.

In respect of an Option granted to an Employee or Service Provider of the Company, upon such Employee or Service Provider ceasing to be an Employee or Service Provider of the Company, any Option granted to such Employee or Service Provider shall cease to vest on the Termination Date.

3.10	Change of Control

In the event of a Change of Control, all Options outstanding shall be immediately exercisable, notwithstanding any determination of the Board pursuant to paragraph 3.9, if applicable.

ARTICLE 4
EXERCISE OF OPTION

4.1	Exercise of Option

An Option may be exercised only by the Option Holder or the Personal Representative of the Option Holder.  An Option Holder or the Personal Representative of an Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period up to 4:30 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to “Silver Standard Resources Inc.” in an  amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option.

4.2	Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice and the other documents contemplated by paragraph 4.1, the Administrator shall cause to be delivered to the Option Holder a certificate for the Shares so purchased.  If the number of Shares so purchased is less than the number of Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the Share certificate for the balance of Shares available under the Option.

4.3	Conditions of Issue

The Options and the issue of Shares by the Company pursuant to the exercise of Options are subject to the terms and conditions of the Plan and compliance with the rules and policies of all applicable Regulatory Authorities relating to the granting of such Options and to the issuance and distribution of such Shares, and to all applicable Securities Laws.  The Option Holder agrees to comply with all Securities Laws and to furnish to the Company any information, reports or undertakings required to comply with, and to fully cooperate with the Company in complying with, such Securities Laws.

4.4	Fully Paid and Financial Assistance

The Company will not issue any Shares pursuant to the exercise of Options until it has received the full consideration for the issuance of such Shares.  The Company will not provide financial assistance to an Option Holder to assist him or her in exercising his or her Option; provided, however, that the Board may, in its discretion, authorize the Administrator to make arrangements with one or more investment dealers to make loans to the holders of Options of the funds required by them to pay all or a portion of the aggregate Exercise Price payable upon the exercise of Options.  Such arrangements, if any, will be solely between any such investment dealer and holder of Options and the Company will not have any liability or responsibility for any such arrangements or any loans pursuant thereto.

4.5	Cashless Exercise/SAR Election

Notwithstanding any other provision of the Plan, with the approval of the Board (which may be withheld entirely in the sole and unfettered discretion of the Board), an Optionee may, in lieu of exercising an Option as provided in paragraph 4.1, elect to exercise such Option by written notice to the Company specifying that the Option Holder is subscribing for the number of Shares to which the Option Holder is entitled on exercise of the Option without payment of the Exercise Price therefor.  The number of Shares to be issued or otherwise provided to the Option Holder upon such an election is the number obtained by dividing (a) the difference between the Market Price as of the date of receipt by the Company of such notice and the Exercise Price, multiplied by the number of Shares in respect of which the Option would otherwise be exercised upon payment of the aggregate Exercise Price, by (b) the Market Price as of the date of receipt by the Company of such notice.  Upon any such an election, the Company may, at the discretion of the Board, instead of issuing or otherwise providing to the Option Holder the number of Shares calculated in accordance with the preceding sentence, pay to the Option Holder by cheque the amount of money calculated in accordance with clause (a) of such sentence.

ARTICLE 5
ADMINISTRATION

5.1	Administration

The Plan shall be administered by the Administrator on the instructions of the Board.  The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan.  The Board may delegate to the Administrator or any Director, senior officer or employee of the Company such administrative duties and powers as it may see fit in connection with the Plan.

5.2	Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant hereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder.  No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1	Amendment, Modification or Termination of the Plan

The Board reserves the right to amend, modify or terminate the Plan or Options granted under the Plan at any time if and when it is considered advisable in the discretion of the Board.  However, shareholder approval shall be required in respect of:

(a)
any amendment to the number of Shares (or other securities) issuable under the Plan, including amendments to increase any of the limits on the number of Options that may be granted as set out in paragraph 2.2;

(b)	any amendment which reduces the Exercise Price of an Option (including by cancelling and reissuing stock options);

(c)	any amendment to the transferability or assignability of an Option, except as otherwise permitted by the Plan;

(d)	any amendment extending the term of an Option beyond its original Expiry Date, except as otherwise permitted by the Plan; and

(e)	amendments required to be approved by shareholders under applicable law.

Where shareholder approval is sought for amendments under clauses (b) and (d) above, the votes attached to Shares held directly or indirectly by Option Holders who would benefit from the amendment will be excluded.

Other than as specified above, the Board may approve all other amendments to the Plan or Options granted under the Plan in its discretion without shareholder approval.  Without limiting the generality of the foregoing, the following types of amendments would not require shareholder approval:

(a)
amendments of a “housekeeping” or ministerial nature, including, without limitation, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules of the TSX or any other applicable stock exchange);

(c)	any amendment which increases the Exercise Price of an Option;

(d)	any expansion of the scope of persons eligible to participate in the Plan;

(e)	amendments respecting administration of the Plan;

(f)	any amendment to the vesting provisions of the Plan or any Option;

(g)
any amendment to the early termination provisions of the Plan or any Option, whether or not such Option is held by an Insider, provided such amendment does not entail an extension beyond the original Expiry Date of such Option; and

(h)	amendments necessary to suspend or terminate the Plan.

6.2	Termination

The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination which shall continue to be governed by the provisions of the Plan.

ARTICLE 7
GENERAL

7.1	Withholding Taxes

As a condition of and prior to participation in the Plan, each Option Holder authorizes the Company to withhold from any amount otherwise payable to him or her any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of his or her participation in the Plan. The Company shall also have the right to require (as a condition of exercise) an optionee to remit to the Company, the required amount to satisfy any taxes which are required to be withheld with respect to any taxable event arising as a result of the Plan, including the grant or exercise of Options granted under the Plan.  In addition, the Company may elect in its sole direction, to satisfy the withholding requirement, in whole or in part, by withholding such number of shares as it determines are required to be sold by the Company to satisfy the withholding obligation net of selling costs (which costs shall be the responsibility of the optionee and which shall be and are authorized to be deducted from the proceeds of the sale).

7.2	Agreement

The Company and every Option awarded hereunder shall be bound by and subject to the terms and conditions of the Plan.  By accepting an Option granted hereunder, the Option Holder expressly agrees with the Company to be bound by the terms and conditions of the Plan.

7.3	Prior Plan

The Plan supersedes and replaces the Prior Plan.  All options previously granted by the Company that are outstanding as at the date of the Plan shall be deemed to be granted under the Plan and to be Options which are subject to the terms and conditions hereof.

SCHEDULE “A”

SILVER STANDARD RESOURCES INC.
STOCK OPTION PLAN

OPTION CERTIFICATE

This Certificate is issued pursuant to the provisions of the Silver Standard Resources Inc. (the “Company”) Stock Option Plan (the “Plan”) and evidences that ____________________________ is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to __________________ common shares (the “Shares”) of the Company at a purchase price of Cdn $_______ per Share.  Subject to the provisions of the Plan:

(a)	the Award Date of the Option is _____________________________; and

(b)	the Expiry Date of the Option is _____________________________.

Subject to the provisions of the Plan, the Option may be exercised at any time and from time to time from and including the Award Date through to and including up to 4:30 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivery to the Administrator of the Plan of an Exercise Notice, in the form provided in the Plan, together with this Certificate and a certified cheque or bank draft payable to “Silver Standard Resources Inc.” in an amount equal to the aggregate Exercise Price of the Shares in respect of which the Option is being exercised.

This Certificate and the Option evidenced hereby are not assignable, transferable or negotiable and are subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which the Option Holder, by accepting such Option, hereby expressly agrees with the Company to be bound by.  This Certificate is issued for convenience only and in the case of any dispute with regard to any matter relating to the Option, the provisions of the Plan and the records of the Company shall prevail.

The Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto.

The Option has been awarded this ____ day of ______________________, __________.

SILVER STANDARD RESOURCES INC.

Per:

Administrator
Silver Standard Resources Inc. Stock Option Plan

OPTION CERTIFICATE - SCHEDULE

The additional terms and conditions attached to the Option represented by this Certificate are as follows:

1.

2.

3.

4.

SILVER STANDARD RESOURCES INC.

Per:

Administrator
Silver Standard Resources Inc. Stock Option Plan

SCHEDULE “B”

SILVER STANDARD RESOURCES INC.
STOCK OPTION PLAN

NOTICE OF EXERCISE OF OPTION

TO:	The Administrator, Stock Option Plan
SILVER STANDARD RESOURCES INC.

The undersigned hereby irrevocably gives notice, pursuant to the Silver Standard Resources Inc. (the “Company”) Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares at an exercise price of $ ; or

(b)	_____________ of the Shares at an exercise price of $ ;

which are the subject of the Option Certificate attached hereto.

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to “Silver Standard Resources Inc.” in an amount equal to the aggregate Exercise Price of such Shares and directs the Company to issue the certificate evidencing such Shares in the name of the undersigned to be mailed to the undersigned at the following address:

DATED the ______ day of _________________, ____________.

Name of Option Holder	Signature of Option Holder